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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported)
                              DECEMBER 23, 2002


                 SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                 (State or other jurisdiction of incorporation)

                0-26694                                93-0945003
        (Commission file number)            (IRS employer identification no.)

  585 WEST 500 SOUTH, BOUNTIFUL, UTAH                     84010
(Address of principal executive offices)               (Zip code)


                                 (801) 298-3360
              (Registrant's telephone number, including area code)



                   This document contains a total of 2 pages.

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ITEM 5. OTHER EVENTS

      In December 2002, Becton, Dickinson and Company ("BD") filed a lawsuit against Tyco Healthcare Group LP ("Tyco Healthcare"), in the United States Court of the District of Delaware, asserting that Tyco Healthcare's Monoject Magellan(TM) safety products infringe upon BD's U.S. Patent No. 5,348,544, titled "Single-Handedly Actuable Safety Shield for Needles." BD is seeking injunctive relief as well as damages, including attorneys' fees and costs, in an unspecified amount.

      Under a Development and License Agreement executed between Tyco Healthcare and Specialized Health Products International, Inc. ("SHPI") related to the Monoject Magellan(TM) safety products, Tyco Healthcare has the right to withhold up to fifty percent (50%) of royalties due SHPI as an offset against litigation expenses related to charges of infringement by a third party for the manufacture, use or sale of licensed product. This right continues during the period in which such litigation is pending. If, as a result of judgment in the litigation or settlement with BD, Tyco Healthcare is required to pay royalty and/or other monies to BD, Tyco Healthcare may thereafter deduct from the amount of royalties due SHPI on unit sales of products alleged to infringe, an amount which is the LESSER of all royalties and/or other monies paid by Tyco Healthcare to BD, or fifty percent (50%) of all royalty payments otherwise payable to SHPI.




                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         SPECIALIZED HEALTH PRODUCTS
                                         INTERNATIONAL, INC.
                                         (Registrant)


Date: January 24, 2003                   By  /s/ Jeffrey M. Soinski
                                            ----------------------------------
                                            Jeffrey M. Soinski
                                            President, Chief Executive Officer
                                            and Director